Exhibit 10.21

MERGER AND PARTNERSHIP PURCHASE AGREEMENT

DATED

JULY 21, 2003

AMONG

ERP ENVIRONMENTAL SERVICES INC.,

CERTAIN SUBSIDIARIES OF ERP ENVIRONMENTAL SERVICES INC.

U S LIQUIDS INC.,

AND

CERTAIN SUBSIDIARIES OF U S LIQUIDS INC.

MERGER AND PARTNERSHIP PURCHASE AGREEMENT

     This is a Merger and Partnership Purchase Agreement (the “Agreement”) dated July 21, 2003 among ERP Environmental Services Inc., a Delaware corporation(“ERP”), U S Liquids Inc., a Delaware corporation (“USL”), U S Liquids LP Holding Co., a Delaware corporation (“LP”), MBO, Inc., a Delaware corporation,(“MBO” ), RET Acquisition Corporation, a California corporation (“RET”), PKY Acquisition Corporation, a Kentucky corporation (“PKY”), PCA Acquisition Corporation, a California corporation (“PCA”), Romic Environmental Technologies Corporation, a California corporation (“Romic”), Parallel Products of Kentucky, Inc., a Kentucky corporation (“Parallel Kentucky”), and USL Parallel Products of California, a California corporation (“Parallel California,” and, together with Parallel Kentucky, the “Parallel Companies”), relating to (i) mergers of RET, PKY and PCA with Romic, Parallel Kentucky and Parallel California and (ii) the sale by LP and MBO to subsidiaries of ERP of all the partnership interests in U S Liquids of La, L.P., a Delaware limited partnership (the “Limited Partnership”). The agreement among the parties is as follows:

ARTICLE 1

THE MERGERS

     1.1    Agreement to Effect Mergers. At the Effective Time described in Paragraph 2.3, (i) RET will be merged with and into Romic (the “Romic Merger”), (ii) PKY will be merged with and into Parallel Kentucky (the “Parallel Kentucky Merger”), and (iii) PCA will be merged with and into Parallel California (the “Parallel California Merger,” and, together with the Parallel Kentucky Merger, the “Parallel Mergers,” the Romic Merger and the Parallel Mergers together being the “Mergers”).

     1.2    The Romic Merger. (a)    In the Romic Merger, RET will be merged into Romic, and Romic will be the surviving corporation of the Romic Merger (the “Romic Surviving Corporation”). Except as specifically provided in this Agreement, when the Romic Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Romic will continue unaffected and unimpaired by the Romic Merger, (ii) the separate existence of RET will terminate, and RET’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Romic Surviving Corporation, and (iii) the Romic Merger will have the other effects specified in Section 1107 of the California General Corporation Law (the “CGCL”).

          (b) The Certificate of Incorporation of the Romic Surviving Corporation will be amended by the Romic Merger so that from the Effective Time (defined below) until subsequently amended, the Certificate of Incorporation of the Romic Surviving Corporation will be the same as the Certificate of Incorporation of RET immediately before the Effective Time, except that it will provide that the name of the Romic Surviving Corporation will be “Romic Environmental Technologies Corporation.” That Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Romic Surviving Corporation.

          (c) At the Effective Time, the By-Laws of RET immediately before the Effective Time will be the By-Laws of the Romic Surviving Corporation, until they are altered, amended or repealed.

          (d) The directors of RET immediately before the Effective Time will be the directors of the Romic Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Romic Surviving Corporation.

          (e) The officers of Romic immediately before the Effective Time will be the officers of the Romic Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Romic Surviving Corporation.

          (f) (i)    Except provided in Paragraph 5.2 , at the Effective Time each share of common stock of Romic (“Romic Stock”) which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to (x) $21,000,000 (the “Romic Merger Price”), divided by (y) the total number of shares of Romic Stock that are outstanding immediately before the Effective Time.

               (ii)    Each share of Romic Stock held in Romic’s treasury or held by any direct or indirect wholly-owned subsidiary of Romic immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

               (iii)    At the Effective Time, each share of common or preferred stock of RET (“RET Stock”) which is outstanding immediately before the Effective Time will be converted into and become one share of an identical class and series of stock of the Romic Surviving Corporation (“New Romic Stock”). At the Effective Time, a certificate which represented RET Stock will automatically become and be a certificate representing the number, class and series of shares of New Romic Stock into which the RET Stock represented by the certificate was converted.

          (g) At the Effective Time, each option or warrant issued by Romic that is outstanding at that time will be cancelled, and no holder of an option or warrant issued by Romic that is outstanding at the Effective Time will have any rights after the Effective Time under or with regard to that option or warrant.

     1.3    The Parallel Kentucky Merger. (a) In the Parallel Kentucky Merger, PKY will be merged into Parallel Kentucky, and Parallel Kentucky will be the surviving corporation of the Parallel Kentucky Merger (the “Parallel Kentucky Surviving Corporation”). Except as specifically provided in this Agreement, when the Parallel Kentucky Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Parallel Kentucky will continue unaffected and unimpaired by the Parallel Kentucky Merger, (ii) the separate existence of PKY will terminate, and PKY’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Parallel Kentucky Surviving Corporation, and (iii) the Parallel Kentucky Merger will have the other effects specified in Section 11-060 of the Kentucky Business Corporation Act.

          (b) The Certificate of Incorporation of the Parallel Kentucky Surviving Corporation will be amended by the Parallel Kentucky Merger so that from the Effective Time until subsequently amended, the Certificate of Incorporation of the Parallel Kentucky Surviving Corporation will be the same as the Certificate of Incorporation of PKY immediately before the Effective Time, except that it will provide that the name of the Parallel Kentucky Surviving Corporation will be “Parallel Products of Kentucky, Inc.” That Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Parallel Kentucky Surviving Corporation.

          (c) At the Effective Time, the By-Laws of PKY immediately before the Effective Time will be the By-Laws of the Parallel Kentucky Surviving Corporation, until they are altered, amended or repealed.

          (d) The directors of PKY immediately before the Effective Time will be the directors of the Parallel Kentucky Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Parallel Kentucky Surviving Corporation.

          (e) The officers of Parallel Kentucky immediately before the Effective Time will be the officers of the Parallel Kentucky Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Parallel Kentucky Surviving Corporation.

          (f) (i)     Except as provided in Paragraph 5.2(ii), at the Effective Time each share of common stock of Parallel Kentucky (“Parallel Kentucky Stock”) which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to (x) $5,500,000 (the “Parallel Kentucky Merger Price”), divided by (y) the total number of shares of Parallel Kentucky Stock that are outstanding immediately before the Effective Time.

               (ii)     Each share of Parallel Kentucky Stock held in Parallel Kentucky’s treasury or held by any direct or indirect wholly-owned subsidiary of Parallel Kentucky immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

               (iii)     At the Effective Time, each share of common or preferred stock of PKY of any class or series (“PKY Stock”) which is outstanding immediately before the Effective Time will be converted into and become one share of an identical class and series of stock of the Parallel Kentucky Surviving Corporation (“New Parallel Kentucky Stock”). At the Effective Time, a certificate which represented PKY Stock will automatically become and be a certificate representing the number, class and series of shares of New Parallel Kentucky Stock into which the PKY Stock represented by the certificate was converted.

          (g) At the Effective Time, each option or warrant issued by Parallel Kentucky that is outstanding at that time will be cancelled, and no holder of an option or warrant issued by Parallel Kentucky that is outstanding at the Effective Time will have any rights after the Parallel Kentucky Merger under or with regard to that option or warrant.

     1.4    The Parallel California Merger. (a) In the Parallel California Merger, PCA will be merged into Parallel California, and Parallel California will be the surviving corporation of the Parallel California Merger (the “Parallel California Surviving Corporation”). Except as

specifically provided in this Agreement, when the Parallel California Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Parallel California will continue unaffected and unimpaired by the Parallel California Merger, (ii) the separate existence of PCA will terminate, and PCA’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Parallel California Surviving Corporation, and (iii) the Parallel California Merger will have the other effects specified in Section 1107 of the CGCL.

          (b) The Certificate of Incorporation of the Parallel California Surviving Corporation will be amended by the Parallel California Merger so that from the Effective Time until subsequently amended, the Certificate of Incorporation of the Parallel California Surviving Corporation will be the same as the Certificate of Incorporation of PCA immediately before the Effective Time, except that it will provide that the name of the Parallel California Surviving Corporation will be “Parallel Products of California, Inc.” That Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Parallel California Surviving Corporation.

          (c) At the Effective Time, the By-Laws of PCA immediately before the Effective Time will be the By-Laws of the Parallel California Surviving Corporation, until they are altered, amended or repealed.

          (d) The directors of PCA immediately before the Effective Time will be the directors of the Parallel California Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Parallel California Surviving Corporation.

          (e) The officers of Parallel California immediately before the Effective Time will be the officers of the Parallel California Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Parallel California Surviving Corporation.

          (f) (i)    Except as provided in Paragraph 5.2, at the Effective Time each share of stock of Parallel California (“Parallel California Stock”) which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to (x) $5,500,000 (the “Parallel California Merger Price”), divided by (y) the total number of shares of Parallel California Stock that are outstanding immediately before the Effective Time.

               (ii)    Each share of Parallel California Stock held in Parallel California’s treasury or held by any direct or indirect wholly-owned subsidiary of Parallel California immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

               (iii)    At the Effective Time, each share of common or preferred stock of PCA (“PCA Stock”) which is outstanding immediately before the Effective Time will be converted into and become one share of an identical class and series of stock of the Parallel California Surviving Corporation (“New Parallel California Common Stock”). At the Effective Time, a certificate which represented PCA Stock will automatically become and be a certificate representing the number, class and series of shares of New Parallel California Stock into which the PCA Stock represented by the certificate was converted.

          (g) At the Effective Time, each option or warrant issued by Parallel California that is outstanding at that time will be cancelled, and no holder of an option or warrant issued by Parallel California that is outstanding at the Effective Time will have any rights under or with regard to that option or warrant.

     1.5    Stockholder’s Consents. Simultaneously with the execution of this Agreement, USL, as the sole stockholder of Romic, Parallel Kentucky and Parallel California, is executing documents consenting to the Romic Merger and each of the Parallel Mergers. Execution of those consents will not affect the rights of USL, contained elsewhere in this Agreement, to terminate this Agreement under some circumstances without carrying out any of the Mergers.

     1.6    Waiver of Right to Dissent. USL waives any rights it may have under any statute or otherwise to exercise a dissenting shareholder’s right of appraisal with regard to any of the Mergers or to seek to receive with regard to its shares of Romic or either of the Parallel Companies anything other than the Romic Merger Price, the Parallel Kentucky Merger Price and the Parallel California Merger Price (together, the “Merger Prices”) described in Paragraphs 1.2(f), 1.3(f) and 1.4(f), adjusted as provided in Paragraph 5.2.

ARTICLE 2

TIME OF MERGERS

     2.1    Date of the Mergers. The day on which the Mergers are to take place (the “Merger Date”) will be the latest of (i) July 31, 2003, (ii) the third business day after the day on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) have expired or been terminated, or (iii) the third business day after the day on which all the conditions in Article 8 (other than conditions which it is contemplated will be fulfilled at the Closing) have been fulfilled or waived.

     2.2    Execution of Certificates of Merger. Not later than 11:00 A.M. New York City time on the day before the Merger Date, (a) the parties to each of the Mergers will each execute a certificate of merger or similar document (a “Certificate of Merger”) substantially in the form of Exhibit 2.2(1), 2.2(2) or 2.2(3) (with such modifications as may be required by the governmental officer with which the Certificate of Merger is to be filed), as applicable, for filing with the

Secretary of State or other appropriate governmental officer in the state in which the parties to that Merger are incorporated. If the Closing is completed, ERP will cause each of the Certificates of Merger to be filed with the Secretary of State or other appropriate governmental officer on the Merger Date or as soon after that date as is practicable.

     2.3    Effective Time of the Mergers. Each Merger will become effective at 11:59 P.M. on the day on which the Certificate of Merger or similar document is filed with the Secretary of State or other appropriate governmental officer in the state in which the parties to that Merger are incorporated (that being the “Effective Time” with regard to that Merger).

     2.4    Payment of Merger Prices. At the Closing described in Article 4, ERP will pay USL a total of $31,058,824, and will deliver $941,176 to the Escrow Agent described in Paragraph 4.2-F, in payment of the total amount of the Merger Prices.

ARTICLE 3

PURCHASE OF PARTNERSHIP INTERESTS

     3.1    Purchase of Partnership Interests. At the Closing described in Article 4, (i) Oilfields LP Holdings, Inc., a subsidiary of ERP, will purchase from LP, and LP will sell to Oilfields LP Holdings, Inc., all the limited partner interests in the Limited Partnership, and (ii) Oilfields GP Holdings, Inc., a subsidiary of ERP, will purchase from MBO, and MBO will sell to Oilfields GP Holdings, Inc., all the general partner interests in the Limited Partnership.

     3.2    Purchase Price. The total purchase price that ERP, on behalf of its subsidiaries, will pay to LP and MBO for all the limited partner and general partner interests in the Limited Partnership will be $36,000,000 (the “Partnership Purchase Price”), subject to adjustment as provided in Paragraph 5.2. Of this sum, (i) 99% will be payment to LP for the limited partner interests, and 1% will be payment to MBO for the general partner interests, in the Limited Partnership, and (ii) at the Closing, a total of $34,941,176 will be paid to LP and MBO (with 99%

being paid to LP and 1% being paid to MBO) and $1,058,824 will be delivered to the Escrow Agent.

     3.3    Stockholder’s Consents. Simultaneously with the execution of this Agreement, USL, as the sole stockholder of MBO and LP, is executing documents consenting to the sale by each of MBO and LP to the sale of all or substantially all its assets. Execution of those consents will not affect the rights of USL, contained elsewhere in this Agreement, to terminate this Agreement, and therefore to terminate the obligations of MBO and LP to sell the general partner and limited partner interests in the Partnership, under some circumstances.

Article 4

CLOSING

     4.1    Time and Place of Closing. The closing (the “Closing”) of the payment of the Merger Prices, the purchase by ERP of all the partnership interests in the Limited Partnership, and the other transactions that are the subject of this Agreement, will take place at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York at 10:00 a.m. New York City time on the Merger Date.

     4.2    USL’s Actions at Closing. At the Closing, USL will deliver to ERP or direct or indirect subsidiaries designated by ERP the following:

          (a) A document addressed to Clifford Chance US LLP, instructing it to file with the Secretary of State or other appropriate governmental officer in the state in which the parties to each of the Mergers are incorporated the certificate of merger or similar document that the parties to the Mergers previously delivered to Clifford Chance US LLP as contemplated by Paragraph 2.2.

          (b) Certificates representing all the outstanding shares of Romic Stock, Parallel Kentucky Stock and Parallel California Stock.

          (c) A copy, executed by USL, of an agreement in a form to be agreed upon by USL and ERP (the “Transition Services Agreement”) in which (i) USL and ERP agree to arrangements regarding access to assets and personnel during the period of six months following the Closing (the “Transition Period”), and (ii) ERP agrees that during the Transition Period, ERP or its subsidiaries will pay $333,333 per month to USL (a total of $2,000,000).

          (d) Evidence, reasonably satisfactory to ERP, that USL has contributed to the Acquired Companies (defined below) or their wholly owned subsidiaries all the assets listed on Schedule 4.2-D (the “Contributed Assets”) and that the Acquired Companies shown on Schedule 4.2-D have assumed the liabilities listed on that Schedule (the “Assumed Liabilities”).

          (e) Evidence, reasonably satisfactory to ERP, that USL has contributed to the Acquired Companies the net balance of the intercompany obligations of the Acquired Companies and their subsidiaries to USL and its subsidiaries other than the Acquired Companies and their subsidiaries (the “Other Subsidiaries”) (other than accounts payable incurred in the ordinary course of business between Acquired Companies or their subsidiaries and Other Subsidiaries), which contribution will be effected by a release (i) releasing the Acquired Companies and their subsidiaries from all indebtedness and other obligations to USL and the Other Subsidiaries (other than accounts payable incurred in the ordinary course of business between Acquired Companies or their subsidiaries and Other Subsidiaries), and (ii) releasing USL and the Other Subsidiaries from all indebtedness and other obligations to the Acquired Companies or their subsidiaries (other than USL’s obligations under this Agreement and accounts payable incurred in the ordinary course of business between Acquired Companies or their subsidiaries and Other Subsidiaries).

          (f) A copy, executed by USL, of a royalty free license, in a form agreed upon by USL and ERP, to use information processing software owned by USL (the “Software License”).

          (g) A copy of an Escrow Agreement, in a form agreed to by both USL and ERP, among USL, LP, MBO, ERP and Southwest Bank of Texas, N.A. (the “Escrow Agent”) relating to the Escrow Fund described in Paragraph 5.3.

     4.3    LP’s Actions at Closing At the Closing, LP will deliver to a subsidiary of ERP designated by ERP the following:

          (a) A document, executed by LP, assigning to a subsidiary of ERP designated by ERP all the limited partner interests in the Limited Partnership.

          (b) A consent, signed by LP, as limited partner, to subsidiaries of ERP becoming the sole general partner and the sole limited partner of the :Limited Partnership.

          (c) A copy, executed by LP, of the Escrow Agreement.

          (d) Any other documents reasonably requested by ERP to cause subsidiaries of ERP to be the sole general partner and the sole limited partner of the Limited Partnership.

     4.4    MBO’s Actions at Closing. At the Closing, MBO will deliver to a subsidiary of ERP designated by ERP the following:

          (a) A document, executed by MBO, assigning to a subsidiary of ERP designated by ERP all the general partner interests in the Limited Partnership.

          (b) A consent, signed by MBO, as general partner, to subsidiaries of ERP becoming the sole general partner and the sole limited partner of the :Limited Partnership.

          (c) A copy, executed by MBO, of the Escrow Agreement.

          (d) Any other documents reasonably requested by ERP to cause subsidiaries of ERP to be the sole general partner and the sole limited partner of the Limited Partnership.

     4.5    ERP’s Actions at Closing. (a)    At the Closing, ERP will deliver to USL the following:

               (i)    A certified or bank cashier’s check, or evidence of a wire transfer of immediately available funds to an account specified at least 24 hours before the Closing by USL, in the amount of $31,058,824 in satisfaction of the obligations of the Romic Surviving Corporation, the Parallel Kentucky Surviving Corporation and the Parallel California Surviving Corporation to pay the portion of the Merger Prices that is to be paid at the Closing.

               (ii)    Evidence of a wire transfer of immediately available funds in the amount of $2,000,000 to the Escrow Agent.

               (iii)    A letter, substantially in the form of Exhibit 4.5-A, in which ERP acknowledges that ERP or a subsidiary will be acquiring the shares of New Romic Stock, New Parallel Kentucky Stock and New Parallel California Stock for investment, and not with a view to their resale or distribution, except that ERP will immediately be selling the 6% Junior Convertible Preferred Stock (“New Junior Preferred Stock”) included in the New Romic Stock, the New Parallel Kentucky Stock and the New Parallel California Stock to Three Cities Fund III, L.P., Three Cities Friends, L.P. and Three Cities GP, L.P., each of which has represented to ERP that it will be acquiring the shares of New Junior Preferred Stock that are sold to it for investment and not with a view to their resale or distribution.

               (iv)    A copy, executed by ERP, of the Transition Services Agreement.

               (v)    A copy, executed by ERP, of the Software License.

               (vi)    A copy, executed by ERP, of the Escrow Agreement.

          (b) At the Closing, ERP will deliver to LP the following:

               (i)    A certified or bank cashier’s check, or evidence of a wire transfer of immediately available funds to an account specified at least 24 hours before the Closing by LP, in the amount of $34,591,764 in payment of the portion to be paid at the Closing of the purchase price for all the limited partner interests in the Limited Partnership.

               (ii)    A letter, substantially in the form of Exhibit 4.5-B, in which ERP acknowledges that ERP’s subsidiary will be acquiring the limited partner interests in the Limited Partnership for investment, and not with a view to their resale or distribution.

               (iii)    Any other documents ERP’s subsidiary is required by the limited partnership agreement of the Limited Partnership to execute in order to enable ERP’s subsidiary to become the sole limited partner of the Limited Partnership.

          (c) At the Closing, ERP will deliver to MBO the following:

               (i)    A certified or bank cashier’s check, or evidence of a wire transfer of immediately available funds to an account specified at least 24 hours before the Closing by MBO, in the amount of $349,412 in payment of the portion to be paid at the Closing of the purchase price for all the general partner interests in the Limited Partnership.

               (ii)    A letter, substantially in the form of Exhibit 4.5-C, in which ERP acknowledges that ERP’s subsidiary will be acquiring the general partner interests in the Limited Partnership for investment, and not with a view to their resale or distribution.

               (iii)    Any other documents ERP’s subsidiary is required by the limited partnership agreement of the Limited Partnership to execute in order to enable ERP’s subsidiary to become the sole general partner of the Limited Partnership.

ARTICLE 5

ADJUSTMENT TO PRICES

     5.1    Merger Date Balance Sheet. (a)    Not later than 30 days after the Merger Date, USL will deliver to ERP a combining and combined balance sheet of the Romic Surviving Corporation, the Parallel Kentucky Surviving Corporation, the Parallel California Surviving Corporation and the Limited Partnership (together, the “Acquired Companies”) and their respective subsidiaries at the Merger Date (the “Merger Date Balance Sheet”), showing, as of the Merger Date, the combining and combined assets, liabilities and net worth of the Acquired Companies and their respective subsidiaries (including the Contributed Assets and the Assumed Liabilities), with any intercompany items among the Acquired Companies and their subsidiaries eliminated. The Merger Date Balance Sheet will include the accounts reflected on the balance sheet as of March 31, 2003 attached as Schedule 5.1, and will be prepared in accordance with generally accepted accounting principles (“GAAP”), applied in the same way they were applied in preparing the consolidated financial statements of USL and its subsidiaries included in USL’s Annual Report on Form 10-K for the year ended December 31, 2002 (except for (A) changes due to changed requirements of GAAP, or (B) variances from GAAP that are not material), will be based on the book values of assets and liabilities on the books of the Acquired Companies and their subsidiaries immediately before the Closing (which will be the book values reflected on the consolidated financial statements of USL and its subsidiaries), and will include the Contributed Assets as assets, and the Assumed Liabilities as liabilities, of the Acquired Companies, except that (i) the Merger Date Balance Sheet will not include any indebtedness from which the Acquired Companies are released at the Closing, (ii) the Merger

Date Balance Sheet will not include any liabilities with respect to which USL has agreed to indemnify ERP or the Acquired Companies, (iii) assets, liabilities, gains, losses, revenues and expenses in interim periods and as of dates other than year end, which normally are determined through the application of interim accounting conventions or procedures, will be determined for the purposes of the Merger Date Balance Sheet through full application of the procedures used in preparing USL’s most recent audited financial statements, and (iv) no accruals or other liabilities will be included on the Merger Date Balance Sheet as a result of an event or condition that (x) occurs or arises after the Merger Date, or (y) is discovered after the Merger Date other than as a result of the procedures USL normally applies in connection with the preparation of year end financial statements to the extent the accruals or liabilities are required to be recorded under GAAP.

          (b) During the period of 20 days after USL delivers the Merger Date Balance Sheet to ERP, USL will make available to ERP all the books and records in the possession of USL and its subsidiaries, and all the work papers and back-up materials, that USL used in preparing, or otherwise are relevant to, the Merger Date Balance Sheet and will make available to ERP and its representatives during normal business hours personnel of USL or its subsidiaries who are knowledgeable about the preparation of the Merger Date Balance Sheet.

          (c) Unless ERP notifies USL within 20 days after USL delivers the Merger Date Balance Sheet to ERP that ERP disagrees with some of the items on the Merger Date Balance Sheet, the items on the Merger Date Balance Sheet will be conclusively deemed to be correct. If within 20 days after USL delivers the Merger Date Balance Sheet to ERP, ERP notifies USL that ERP disputes particular items on the Merger Date Balance Sheet (the “Disputed Items”), (i) all the items on the Merger Date Balance Sheet other than the Disputed Items will conclusively be deemed to be correct, and (ii) USL and ERP will attempt to agree during the 15 days following the end of the 20 day period to the adjustment that should be made, or that no adjustment should be made, with regard to each of the Disputed Items. If within that 15 day period, USL and ERP agree as to all the Disputed Items, the Merger Date Balance Sheet, adjusted as agreed upon between USL and ERP, will conclusively be deemed to be correct. If there are any Disputed Items upon which USL and ERP cannot agree during the 15 day period, Ernst & Young LLP, or another national accounting firm agreed upon by USL and ERP (the “Accounting Firm”), will be asked to determine the amount of each of those Disputed Items, calculated as described in subparagraph (a), and the Merger Date Balance Sheet, reflecting both the adjustments agreed upon by USL and ERP and the determinations of the Accounting Firm, will conclusively be deemed to be correct. The fees and expenses of the Accounting Firm will be shared equally by USL and ERP.

     5.2    Price Adjustment. If the combined total assets minus the combined total liabilities of the Acquired Companies and their subsidiaries shown on the Merger Date Balance Sheet (the “Net Asset Amount”) is greater or less than $62,356,000, (i) each of the Merger Prices and the Partnership Purchase Price each will be increased or decreased by the amount that is (x) the Net Asset Amount, minus (y) $62,356,000, times (z) the fraction of which the numerator is the amount specified in the applicable one of Paragraphs 1.2(f)(i), 1.3(f)(i), 1.4(f)(i) and 3.2 and the denominator is $68,000,000, and (ii) within 20 days after all the items on the Merger Date Balance Sheet are conclusively deemed correct under Paragraph 5.1(b), ERP will pay USL, LP and MBO, or USL, LP and MBO will pay ERP, the respective amounts by which the Merger Prices and the Partnership Purchase Price are increased or decreased.

     5.3    Funds for Payment of Purchase Price Adjustment. (a) If USL is required by Paragraph 5.2 to make a payment to ERP, within the 20 day period described in clause (ii) of Paragraph 5.2, (i) USL and ERP will jointly notify the Escrow Agent to (x) pay to ERP out of the Escrow Fund the amount USL is required by Paragraph 5.2 to pay to ERP, and (y) distribute the remainder of the Escrow Fund to USL. In addition, if the payment USL is required by Paragraph

5.2 exceeds the total amount of the Escrow Fund, within the 20 day period described in clause (ii) of Paragraph 5.2, USL will pay the excess amount to ERP by wire transfer of immediately available funds to a bank account specified by ERP.

     5.4    Payment Assurances. If ERP is required by Paragraph 5.2 to make a payment to USL, within the 20 day period described in clause (ii) of Paragraph 5.2, ERP will pay the amount required by that clause to USL by wire transfer of immediately available funds to a bank account specified by USL. In order to ensure that ERP will by able to make that payment, until there is a final determination of the amount USL or ERP will be required by Paragraph 5.2 to pay, and if ERP is required to make the payment, until it makes that payment; ERP will maintain immediate borrowing availability under its loan agreements of at least $2 million.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

     6.1    Representations and Warranties of the Companies. USL, LP and MBO (together, the “Companies”) each represents and warrants to ERP as follows:

          (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Each of the Companies has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of the Companies to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by each of the Companies and is a valid and binding agreement of each of the Companies, enforceable against each of the Companies in accordance with its terms.

          (c) If the consents described on Schedule 6.1-C are obtained, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws or other organizational documents of any of the Companies, any agreement or instrument to which any of the Companies or the Acquired Companies or any subsidiary of any of the Acquired Companies is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over any of them, except to the extent it would not have an adverse effect on ERP or any of its subsidiaries, including any of the Acquired Companies or any of their subsidiaries.

          (d) Except as set forth on Schedule 6.1-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit each of the Companies, and their respective subsidiaries, to fulfill all their obligations under this Agreement.

          (e) When executed and delivered at the Closing, the Transition Services Agreement and the Software License each will be a valid and binding agreement of USL, enforceable against USL in accordance with its terms.

          (f) Each of the Acquired Companies, and each of their respective subsidiaries, is qualified to do business as a foreign corporation or foreign entity in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon ERP (assuming ERP owns all the Acquired Companies and nothing else). As used in this Agreement, the term “Material Adverse Effect” upon a company (or group of companies) means a material adverse effect upon (i) the consolidated financial position of that company (or those companies) and its (or their) subsidiaries taken as a whole, or (ii) the consolidated results of operations of that company (or those companies) and its (or their) subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year.

          (g) The only authorized stock, and the only outstanding stock, of Romic and the two Parallel Companies are as shown on Schedule 6.1-G. All those outstanding shares have been duly authorized and issued and are fully paid and non-assessable. Upon consummation of the Mergers, except as described in Paragraph 4.5(a)(ii), ERP or its subsidiaries will own all of the outstanding stock of the Romic Surviving Corporation, the Parallel Kentucky Surviving Corporation and the Parallel California Surviving Corporation free and clear of any liens, encumbrances or claims of other persons, other than liens created by ERP or its subsidiaries. When ERP’s subsidiaries acquire all of the limited and general partner interests in the Limited Partnership at the Closing as contemplated by Paragraphs 4.3(a) and 4.4(a), ERP’s subsidiaries (x) will own those limited partner and general partner interests free and clear of any liens, encumbrances or claims of other persons, other than liens created by ERP or its subsidiaries that acquire the limited and general partner interests, and (ii) ERP’s subsidiaries will own all of the equity interests of any type in the Limited Partnership. None of USL or any of the Acquired Companies has issued any options, warrants or convertible or exchangeable securities which are outstanding, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, USL to sell or otherwise transfer, or any of the Acquired Companies to issue or sell, any stock, partnership interests or other equity interests in any of the Acquired Companies.

          (h) Schedule 6.1-H is a list of each of the corporations and other entities of which any of the Acquired Companies owns (or any two or more Acquired Companies together own)

directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a “subsidiary” of that company). Each of the corporations or other entities listed on Schedule 6.1-H (i) has been duly organized, and is validly existing and in good standing, under the laws of its state of incorporation or formation. All the shares of stock of each of the Acquired Companies’ subsidiaries which are owned by any of the Acquired Companies or any of their subsidiaries are duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, fully paid and non-assessable, and are not subject to any preemptive rights, and none of the Acquired Companies, and none of their subsidiaries, has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, any of the Acquired Companies or any of their respective subsidiaries to issue or sell any stock or other equity interests in any of the Acquired Companies’ subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Acquired Companies’ subsidiaries.

          (i) The Acquired Companies operate the beverage recycling and ethanol production, the oil field waste and the California, Arizona, Oregon and Washington hazardous and non-hazardous waste disposal and solvent recycling businesses of USL and its subsidiaries (the “Businesses”). The Acquired Companies are not engaged in any businesses or other material activities other than operating the Businesses and activities related to the operation of the Businesses. The Acquired Companies own or lease all of the assets used in the operation of the Businesses, other than corporate information systems, management systems, leased software and other assets described in the Transition Services Agreement, and the Contributed Assets. USL owns all the Contributed Assets. On the Merger Date, after the transfer of the

Contributed Assets to the Acquired Companies, the Acquired Companies and their subsidiaries will own or lease all the assets that they need to be able to operate the Businesses after the Closing in substantially the same manner in which they are being operated at the date of this Agreement. At the time of the Closing, none of the Acquired Companies will have any actual or contingent liabilities other than (i) accounts payable, accrued obligations and other liabilities incurred in the ordinary course of operating the Businesses, (ii) obligations with regard to closure, performance and permit related bonds required to enable the Acquired Companies to obtain or maintain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses, (iii) obligations with regard to letters of credit or other forms of financial security supporting closure, performance and permit related bonds required to enable the Acquired Companies to obtain and maintain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses, (iv) indebtedness incurred to finance the purchase of equipment currently owned by the Acquired Companies and currently used by the Acquired Companies in connection with the operation of the Businesses, and (v) the future costs reserved against on Romic’s books as of the date of this Agreement as a potentially responsible party with regard to the waste sites, and with regard to remediation of an environmental condition, described on Schedule 6.1-I.

          (j) Since January 1, 2000, USL has filed with the Securities and Exchange Commission (“SEC”) all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules under either of them.

          (k) USL’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “USL 10-K”) which was filed with the SEC, including the documents incorporated by reference in it, contained all the information regarding the Acquired Companies required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading, except to the extent disclosed on Schedule 6.1-K. Without limiting what is said in the preceding sentence, except as disclosed on Schedule 6.1-K, the financial statements included in the USL 10-K all were prepared in accordance with GAAP applied on a consistent basis (unless otherwise required by GAAP) and fairly present the consolidated financial position and the consolidated results of operations of USL and its subsidiaries at the dates, and for the periods, indicated. USL has not filed, or been required to file, any reports with the SEC with regard to any period which ended, or any event which occurred, after January 1, 2003, other than its Report on Form 10-Q for the quarter ended March 31, 2003, a Form 12b-25 relating to that Report on Form 10-Q and a Form 8-K filed on July 3, 2003. The restatements described on Schedule 6.1-K will not relate to any of the Businesses, or to any activities currently or previously conducted by any Acquired Company or any of their subsidiaries.

          (l) The financial data of the Acquired Companies and their subsidiaries at March 31, 2003, and December 31, 2002, and for the periods ended on those dates, included in Schedule 6.1-L were prepared in accordance with GAAP (except that the financial data do not include a statement of cash flows or contain all the footnotes required by GAAP) and fairly presents the financial position and results of operations of the Acquired Companies and their subsidiaries at the date and for the periods to which it relates.

          (m) Since January 1, 2003, except as described on Schedule 6.1-M, the Acquired Companies have conducted the Businesses in the ordinary course and in the same manner in which they were conducted prior to January 1, 2003, taking into account the financial condition of the Acquired Companies.

          (n) Except as shown on Schedule 6.1-N, the Acquired Companies, together with their subsidiaries, (i) do not own any interests in any entities whose financial statements were not included in the consolidated financial statements of USL and its subsidiaries included in the USL 10-K, or are not included in the financial data included in Schedule 6.1-L, to which all the Acquired Companies and their subsidiaries taken together have made capital contributions or otherwise transferred assets with a value totaling more than $100,000 as to contributions and transfers to any single entity or more than $200,000 in total, or the operating results of which would be reflected on consolidated financial statements of the Acquired Companies and their subsidiaries on an equity basis and (ii) are not guarantors of, and will not otherwise be obligated with regard to, indebtedness of any entity whose financial statements are not included in the consolidated financial statements of USL and its subsidiaries included in the USL 10-K, or whose balance sheet is not included in the financial data included in Schedule 6.1-L, totaling, with regard to all the Acquired Companies and their subsidiaries taken together, more than $100,000 as to any single entity or more than $200,000 in total. If the assets, liabilities and operating results of all the entities listed, or that should have been listed, on Schedule 6.1-N had been included in the consolidated financial statements of USL and its subsidiaries included in the USL 10-K, or all the indebtedness guaranteed by Acquired Companies or their subsidiaries, or for which Acquired Companies or their subsidiaries may otherwise be obligated, which is, or should have been, listed on Schedule 6.1-N were treated as liabilities in the financial data included in Schedule 6.1-L, there would not have been a material effect on any of the consolidated current assets, total assets, net working capital, current liabilities, total liabilities or net worth of the Acquired Companies and their subsidiaries at December 31, 2002 or on their consolidated revenues, net income or earnings before interest, taxes, depreciation and amortization during the year ended December 31, 2002.

          (o) To the knowledge of the executive officers of USL, after having consulted with the persons at USL and its subsidiaries responsible for licensing and permitting matters, except with regard to matters that are the subject of Paragraph 6.1-U, each of the Acquired

Companies, and each of their respective subsidiaries, has all licenses and permits from all governmental authorities that are necessary to permit them to conduct the Businesses as they are being conducted on the date of this Agreement, other than licenses and permits the lack of which would not in aggregate have a Material Adverse Effect on the Acquired Companies. Schedule 6.1-O is a complete list of all licenses and permits which any of the Acquired Companies or any of their respective subsidiaries holds at the date of this Agreement that, to the knowledge of the executive officers of USL, after having consulted with the persons at USL and its subsidiaries responsible for licensing and permitting matters, is required for the operation of the Businesses in which they are engaged.

          (p) Except as disclosed in Reports on Form 10-K or Form 10-Q filed by USL with the Securities and Exchange Commission or matters that are the subject of Paragraph 6.1(u), the Acquired Companies have at all times operated the Businesses in accordance with applicable law, in all material respects.

          (q) On the Merger Date, each of the Acquired Companies, and each of their respective subsidiaries, will own all its assets, free and clear of any liens or encumbrances other than Permitted Encumbrances, none of which interferes with the use of the assets that are subject to the liens or encumbrances for the purposes for which they were acquired. “Permitted Encumbrances” means: (a) the liens of Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies; (c) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of any Business as currently conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property in the operation of any Business as currently conducted thereon, (e) landlord’s liens and similar encumbrances and (f) the liens listed on Schedule 6.1-Q.

          (r) Each of the Acquired Companies and each of their subsidiaries has filed all Tax Returns (as defined below) which it has been required to file and has paid all Taxes (as defined below) shown on those returns to be due. Those Tax Returns accurately reflect all the material Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the Acquired Company’s or the subsidiary’s position and which have been adequately reserved against on the consolidated balance sheet at December 31, 2002 included in the USL 10-K, and in the financial data included in Schedule 6.1-L, and except that no representations are made with regard to Taxes which are the subject of the indemnification in Paragraph 12.1. Except as shown on Schedule 6.1-R, (i) no extension of time given by any of the Acquired Companies or any of their subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against any of the Acquired Companies, any of their subsidiaries, or any of their respective assets, other than liens for taxes not yet due, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to any of the Acquired Companies or any of their subsidiaries, (iv) no Acquired Company or subsidiary of an Acquired Company is a party to any agreement providing for the allocation or sharing of Taxes, (v) no Acquired Company or subsidiary of an Acquired Company has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the “Code”), (vi) no Acquired Company or subsidiary of an Acquired Company is liable as a transferee, a successor or otherwise for any Tax incurred by any other person (excluding Taxes incurred by USL or any of its subsidiaries or affiliates which are the subject of the indemnification in Paragraph 12.1 or Taxes incurred by other Acquired Companies or their subsidiaries), (vii) no Acquired Company or subsidiary of an Acquired Company is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the IRS is not seeking to cause any Acquired Company or subsidiary of an Acquired Company to make a change in accounting method, (viii) no Acquired Company or subsidiary of an Acquired Company has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Acquired Company or subsidiary of an Acquired Company and no Acquired Company or subsidiary of an Acquired Company is affected by a consent or agreement of any other person relating to Section 341(f) of the Code, and (ix) there is no material intercompany income or gain which may after the Merger Date become taxable to any Acquired Company or any subsidiary of an Acquired Company, whether on disposition of particular subsidiaries or otherwise. For the purposes of this Agreement, the term “Taxes” means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term “Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

          (s) Except with regard to matters that are the subject of Paragraph 6.1-U or as shown on Schedule 6.1-S, no Acquired Company and no subsidiary of an Acquired Company is a party to any suit or proceeding in any court, or by or before any governmental agency, nor has any officer of USL been notified that any suit or proceeding is threatened against any of those entities, other than (i) suits or proceedings that are fully covered by insurance (except to the extent of a deductible amount not exceeding $250,000 per claim under the applicable policy), and (ii) suits or proceedings in which the other party seeks only money damages of less than $100,000 in each instance and less than $250,000 as to all excluded suits and proceedings.

          (t) Schedule 6.1-T(1) is a complete list of all unions which represent any employees of any of the Acquired Companies or any of their subsidiaries. USL has not been notified, and no officer of USL is otherwise aware, that any union is attempting to organize or otherwise become the bargaining representative for any employees of any of the Acquired Companies or any of their subsidiaries. Schedule 6.1-T(2) is a complete list of (i) all written agreements and plans, including written employment agreements (other than employment agreements none of which calls for a salary of more than $75,000 per year or has a term of more than two years) and including “employee benefit plans,” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which USL, any of the Acquired Companies or any of their subsidiaries, or any other subsidiary of USL, is a party under which it is providing compensation, retirement benefits or other benefits to employees of Acquired Companies or of their subsidiaries and (ii) all agreements or other commitments by USL, any of the Acquired Companies or any of their subsidiaries, or any other subsidiary of USL, to provide post-retirement medical benefits or other post-employment benefits to employees or former employees of any of the Acquired Companies or any of their subsidiaries. Except as shown on Schedule 6.1-T(2), (A) each employee benefit plan listed on Schedule 6.1-T(2) which is intended to be qualified under Section 401 of the Code is qualified under that Section, (B) each employee benefit plan listed on Schedule 6.1-T(2) has been maintained in all material respects in accordance with its terms and any applicable provisions of

ERISA or the Code, (C) no plan listed on Schedule 6.1-T(2) is a “defined benefit plan,” as that term is defined in ERISA, (D) no Acquired Company or subsidiary of an Acquired Company is an “adopting employer,” or part of a “single employer,” as those terms are defined in ERISA or the Code, with regard to any employee benefit plan that is not listed on Schedule 6.1-T(2) or employs any employees who are currently covered under any such plan, and (E) no plan shown on Schedule 6.1-T(2) has an unfunded benefit liability, as that term is used in ERISA with respect to defined benefit plans.

          (u) To the knowledge of the executive officers of USL, after having consulted with the persons at USL and its subsidiaries responsible for licensing and permitting matters, except as described on Schedule 6.1-U, (i) the Acquired Companies and their subsidiaries hold all environmental permits that will be necessary to enable them to conduct the Businesses after the Closing in the same manner as the Businesses are being conducted on the date of this Agreement, (ii) none of USL or any of its subsidiaries (including any of the Acquired Companies or any of their subsidiaries) has received any notice of material noncompliance or material liability under any Environmental Law (other than notices received by USL relating to claimed noncompliance or liability that does not relate to, and could not affect, any of the Acquired Companies or any of their subsidiaries), (iii) none of the Acquired Companies or any of their subsidiaries has performed any acts, including but not limited to releasing, storing or disposing of Hazardous Materials, there is no condition on any property owned or leased by any Acquired Company or any subsidiary of an Acquired Company, and there was no condition on any property formerly owned or leased by any Acquired Company or any subsidiary of an Acquired Company at the time that that Acquired Company or subsidiary of an Acquired Company (x) was a subsidiary of USL and (y) owned or leased that property, that presents a reasonable likelihood of resulting in liability by ERP or any of its subsidiaries (including any Acquired Company or any subsidiary of an Acquired Company) under any Environmental Law and (iv)

none of the Acquired Companies and none of their subsidiaries is subject to any order of any court or governmental agency requiring any of the Acquired Companies or any of their subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of USL has actual knowledge, threatened. As used in this Agreement, the term “Environmental Law” means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority with jurisdiction relating to protection of the environment or to environmental conditions that affect human health or safety. As used in this Agreement, “Hazardous Material” means “hazardous substance,” “pollutant or contaminant,” and “petroleum” as those terms are defined or used in Section 9601 of the Comprehensive Environment Response and Liability Act, 42 U.S.C. §§ 9601-9675.

          (v) There are no contracts, agreements or other arrangements that could result in a requirement that any Acquired Company or any subsidiary of an Acquired Company make an “excess parachute payment,” as that term is used in Section 280G of the Code, as a result of the transactions that are the subject of this Agreement.

          (w) Except as shown on Schedule 6.1-W, no Acquired Company or subsidiary of an Acquired Company has any contracts (other than employment agreements listed, or not required to be listed, on Schedule 6.1-T(2)) with, or purchases any goods or services from, USL or any of its subsidiaries (except other Acquired Companies or subsidiaries of Acquired Companies), any officer, director or stockholder of USL or of any of its subsidiaries, any member of the immediate family of any of them, or any entity owned or controlled by any of them.

          (x) ERP has had an opportunity to ask questions and receive answers from USL regarding USL and its subsidiaries (including, the Acquired Companies) and their respective businesses, properties, prospects and financial condition and to obtain additional information necessary to verify any information furnished to ERP or to which ERP had access. ERP believes that it has received all the information it has considered necessary or appropriate for deciding whether to enter into this Agreement. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Companies in Section 6.1 or the effects of those representations and warranties.

     6.2    ERP’s Representations and Warranties. ERP represents and warrants to USL as follows:

          (a) ERP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) ERP has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize ERP to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by ERP and is a valid and binding agreement of ERP, enforceable against ERP in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement or any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the certificate of incorporation or by-laws of ERP, any agreement or instrument to which ERP or any of its subsidiaries is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over ERP or any of its subsidiaries.

          (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than termination or expiration of the waiting periods under the HSR Act, are required to permit ERP and its subsidiaries to fulfill all their obligations under this Agreement.

          (e) When executed and delivered at the Closing, the Transition Services Agreement will be a valid and binding agreement of ERP, enforceable against ERP in accordance with its terms.

     6.3    Modifications of Schedules and Notice of Developments. USL may update the disclosure schedules at any time to reflect matters inadvertently not included on such disclosure schedules and USL may notify ERP at any time in writing of any development causing any of its representations in Paragraph 6.1 any longer to be correct. Each updating or notice will be accompanied by sufficient information (including any relevant documents) that is sufficient to enable ERP to evaluate the significance of the facts or developments that are described in the updating or notice. An updating of a disclosure schedule or written notice pursuant to this Paragraph 6.3 will be deemed to amend the disclosure schedule and qualify the representations contained in Paragraph 6.1, and, subject to Paragraph 8.1(b), to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of the facts or developments that are described in the updating or notice.

     6.4    Termination of Representations and Warranties. All the representations and warranties in Paragraphs 6.1 and 6.2, other than the representations and warranties in Paragraph 6.1(g), will terminate at the Closing. The representations and warranties in Paragraph 6.1(g) will survive for one year after the Closing.

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING

     7.1    Activities Until Merger Date. From the date of this Agreement to the Merger Date, USL will ensure that each of the Acquired Companies and each of their respective subsidiaries, together and individually, will, except with the written consent of ERP (which will not be unreasonably withheld with regard to matters required because of the financial condition of the Acquired Companies, but which will not constitute waivers of conditions set forth in Paragraph 8.1 or affect the rights of ERP under Paragraph 8.1 or Paragraph 10.1(c)):

          (a) Operate each of the Businesses in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

          (b) Take all commercially reasonable steps available to it in the ordinary course of business to maintain the goodwill of each of the Businesses, and, except as otherwise requested by ERP, the continued employment of the executives and other employees engaged in the Businesses.

          (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

          (d) Not make any borrowings, other than from USL in the ordinary course.

          (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case commitments or contingent liabilities incurred in the ordinary course of that business.

          (f) Not pay any dividends or make any distributions, loans or advances to USL or any of its subsidiaries (other than dividends, distributions, loans or advances made solely to Acquired Companies or their subsidiaries) or to any stockholders, directors, officers or employees of USL or any of its subsidiaries, other than advances to directors, officers or employees of Acquired Companies or their subsidiaries for travel or pursuant to USL’s policy relating to advances of expenses to employees as it exists at the date of this Agreement, and other normal business expenses and loans or advances to Acquired Companies or their subsidiaries.

          (g) Maintain the books of account and records relating to the Acquired Companies and their subsidiaries in accordance with GAAP applied on a consistent basis (except to the extent of inconsistencies due to changes in GAAP), subject to normal year-end adjustments and accruals and subject to variations from GAAP that have not been material to USL and its subsidiaries taken together.

          (h) Comply in all material respects with all applicable laws and all regulations of governmental agencies.

          (i) Not sell, dispose of or encumber any property or assets, other than the transfer to MBO of the LaCassine facility and transfer of the Wastewater treatment facility, each as described on Schedule 6.1-M, and except in each case in the ordinary course of business.

          (j) Not enter into or amend any employment, severance or similar agreement or arrangement, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 5% or transfers, promotions, terminations or replacement hires that are pending at the date of this Agreement.

          (k) Not adopt any employee compensation, employee benefit or post-employment benefit plan.

          (l) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (k) above.

     7.2    HSR Act Filings. USL and ERP will each make as promptly as practicable (to the extent it has not already done so) the filing, if any, it is required to make under the HSR Act with regard to the transactions that are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. USL will (to the extent it has not already done so) pay the filing fee for any filings required under the HSR Act. USL and ERP will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

     7.3    Seller’s Efforts to Fulfill Conditions. USL will use all reasonable efforts to cause all the conditions set forth in Paragraph 8.1 to be fulfilled prior to or at the Closing.

     7.4    Buyer’s Efforts to Fulfill Conditions. ERP will use all reasonable efforts to cause all the conditions set forth in Paragraph 8.2 to be fulfilled prior to or at the Closing.

     7.5    No Solicitation of Offers; Notice of Proposals from Others. (a)    None of USL, LP or MBO will, and none of them will authorize or permit any of its or its subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to, initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, share purchase, asset purchase or other transaction involving USL, LP or MBO that would make it impossible or impractical for the Mergers and the purchase of the partners’ interests in the Partnership contemplated by this Agreement to take place (a proposal for a transaction of that type being an “Acquisition Proposal”).

          (b) Subparagraph (a) will not prevent USL from, in response to an Acquisition Proposal, or an inquiry related to a specific possible Acquisition Proposal, which USL receives despite complying with subparagraph (a) and which Acquisition Proposal or inquiry USL’s Board determines, in good faith after consultation with its independent financial advisor, presents a reasonable likelihood of resulting (if consummated in accordance with its terms) in a transaction which would be more favorable to USL’s stockholders or creditors than carrying out the transactions that are the subject of this Agreement, furnishing non-public information (after receipt of an appropriate Confidentiality Agreement) to the person, entity or group (the “Potential Acquiror”) which makes the Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

          (c) If USL receives an Acquisition Proposal, or an inquiry about a specific Acquisition Proposal, USL will promptly notify ERP of that fact and provide ERP with all material information in USL’s possession regarding the person who made the Acquisition Proposal or inquiry and the proposed terms of the Acquisition Proposal, or the possible Acquisition Proposal that is the subject of the inquiry, and all other information that ERP reasonably requests regarding the Acquisition Proposal or inquiry, and USL will promptly, from time to time, provide ERP with any additional material information USL obtains, or other additional information in USL’s possession that ERP reasonably requests, regarding the Acquisition Proposal or efforts to reach agreement regarding the transaction that is the subject of the Acquisition Proposal.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

     8.1    Conditions to ERP’s Obligations. The obligations of ERP at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by ERP):

          (a) The representations and warranties of USL, LP and MBO contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Merger Date with the same effect as though made on that date (except that representations and warranties that relate expressly to specified dates or periods need only to have been true and correct with regard to the specified dates or periods) and USL, LP and MBO each will have delivered to ERP a certificate to that effect dated that date and signed by the President or a Vice President of the company that delivers the certificate.

          (b) If USL updates a disclosure schedule or delivers a notice of a development, as permitted by Paragraph 6.3, ERP will not have notified USL within five days after ERP receives the updated disclosure schedule or notice that because of facts or developments disclosed in the updating or notice that are material with respect to the Acquired Companies, ERP elects not to complete the transactions that are the subject of this Agreement.

          (c) USL LP and MBO each will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, including USL’s having executed each of the Transition Services Agreement, the Software License and the Escrow Agreement.

          (d) ERP will have received evidence reasonably satisfactory to it that all mortgages, liens and other security interests on assets of the Acquired Companies and their subsidiaries (including the Contributed Assets), or on ownership interests in the Acquired Companies or their subsidiaries, securing indebtedness under the Second Amended and Restated Credit Agreement dated as of February 3, 1999 among USL, various financial institutions and Bank of America National Trust and Savings Association, as Agent, as amended, have been released.

          (e) No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains ERP or any of its subsidiaries from completing the transactions that are the subject of this Agreement and no action will be pending against ERP, any of the Acquired Companies or any subsidiary of any of the Acquired Companies relating to the consummation of the transactions that are the subject of this

Agreement that presents a reasonable likelihood of resulting in an award of damages that would be material to ERP and its subsidiaries taken as a whole, or to any of the Businesses, after the Closing.

          (f) All necessary governmental approvals of the changes of control of the Acquired Companies that is the subject of this Agreement will have been obtained.

          (g) The consents described on Schedule 6.1-C will have been obtained.

          (h) Parallel Kentucky will have entered into agreements that are reasonably satisfactory to ERP (i) with Waste Research and Recovery, Inc. (“WRR”), US Liquids of Florida, Inc. (“USLF”) regarding Parallel Kentucky’s processing on an exclusive basis waste generated by Coty Corporation (“Coty”) that is the subject of agreement that is in effect at the date of this Agreement among WRR, USLF and Coty Corporation or any subsequent agreement or arrangement between WRR and Coty, (ii) with USL First Source, Inc. (“First Source”) regarding Parallel Kentucky’s processing on an exclusive basis waste generated by Cabot Corporation and Pfizer Inc. (or their subsidiaries) that is the subject of an agreement that is in effect on the date of this Agreement among First Source, Cabot and Pfizer, and (iii) with Canadian Liquid Processors, Ltd d/b/a Royal Recycling (“Royal Recycling”) regarding Royal Recycling’s processing of materials generated in Canada by certain United States customers of Parallel Kentucky.

          (i) Since July 1, 2003, there will not have been a material adverse change in the financial condition, results of operations, business or prospects of the any of the Acquired Companies or the results of operations or prospects of any of the Businesses.

          (j) ERP will have received opinions from Haynes and Boone LLP, counsel to USL, and from Richards, Layton & Finger, special Delaware counsel to USL, that together will be substantially to the effect that (i) USL, LP and MBO each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) USL and MBO each has all corporate power and authority necessary to enable it to enter into this Agreement and to carry out all the transactions contemplated by this Agreement to which it is a party; (iii) all corporate actions necessary to authorize each of USL, LP and MBO to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement has been duly executed by each of USL, LP and MBO and is a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (v) approval of the stockholders of USL is not required to effect the transactions that are the subject of this Agreement (which opinion may note that there is no decision of a Delaware court that addresses under Section 271 of the Delaware General Corporation Law a transaction under facts and circumstances similar to the facts and circumstances relating to the transactions that are the subject of this Agreement), (vi) the Transition Services Agreement and the Software License each has been duly executed by USL and is a valid and binding agreement of USL, enforceable against USL in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (vii) all governmental filings, notifications, authorizations, approvals or consents, or other governmental action required to permit each of USL, LP and MBO to fulfill all its obligations under this Agreement have been made or obtained, provided that no opinion need be rendered regarding regulatory matters related to the ordinary course of business activities of the Acquired Companies, including filings, notifications, authorizations, approvals or consents related to licenses or permits held by the Acquired Companies or their subsidiaries in the ordinary course of their businesses; (vii) except as shown on Schedule 6.1-V(2), no plan shown on that Schedule is a “defined benefit plan,” as that term is defined in ERISA, and (ix) ERP will not, without its consent, become as a result of the transactions contemplated by this Agreement an adopting employer with regard to any retirement or other employee benefit plan of USL or of any affiliate of USL (other than the Acquired Companies and their subsidiaries) of which that counsel is aware.

          (k) The Merger Date will be not later than August 15, 2003.

     8.2    Conditions to Obligations of USL, LP and MBO. The obligations of USL, LP and MBO at the Closing are subject to the following conditions (any or all of which may be waived by either of USL and MBO):

          (a) The representations and warranties of ERP contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Merger Date with the same effect as though made on that date (except that representations and warranties that relate expressly to specified dates or periods need only to have been true and correct with regard to the specified dates or periods), and ERP will have delivered to USL a certificate dated that date and signed by the President or a Vice President of ERP to that effect.

          (b) ERP will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, including ERP’s having executed each of the Transition Services Agreement, the Software License and the Escrow Agreement.

          (c) No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains USL, LP or MBO or any of their subsidiaries from completing the transactions that are the subject of this Agreement, and no action will be pending against any of USL, LP, MBO or any of their respective subsidiaries (including the Acquired Companies and their subsidiaries) relating to the transactions that are the subject of this Agreement that presents a reasonable likelihood of resulting in an award of damages against USL, LP or MBO that would be material to USL and its subsidiaries after the Closing taken as a whole.

          (d) USL, LP and MBO will have received an opinion from Clifford Chance US LLP, counsel to ERP, to the effect that (i) ERP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) ERP has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iii) all actions necessary to authorize ERP to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement has been duly executed by ERP and is a valid and binding agreement of ERP, enforceable against ERP in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (v) the Transition Services Agreement has been duly executed by ERP and is a valid and binding agreement of ERP, enforceable against ERP in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); and (vii) all governmental filings, authorizations, approvals or consents, or other governmental action, required to permit ERP to fulfill all its obligations under this Agreement have been obtained.

          (e) The Merger Date will be not later than August 15, 2003.

ARTICLE 9

EMPLOYEES OF USL

     9.1    Offers of Employment. ERP will, no later than five business days before the anticipated Merger Date, offer employment commencing on the Merger Date to the employees of USL and its subsidiaries who provide management, supervisory or other services directly to the Acquired Companies, who are listed on Schedule 9.1. ERP may, at any time after the date of this Agreement but no later than five business days before the anticipated Merger Date, offer employment commencing on the Merger Date to employees of USL or its subsidiaries who are responsible for financial or insurance (including bonding) matters that affect the Businesses (“Financial Employees”). ERP and its subsidiaries will not, during the Transition Period, offer employment to any Financial Employees, without prior consent of USL (but ERP and its subsidiaries will not be precluded from offering employment to Financial Employees after they cease to be employees of USL and it subsidiaries).

     9.2    Employee Transition Matters

          (a) The employees of USL who accept employment with ERP that is offered to them pursuant to Paragraph 9.1 are referred to in this Paragraph 9.2 as the “Transferred Employees”. As promptly as practicable after the date of this Agreement, ERP will create a plan of the type that is the subject of Sections 401(a) and 401(k) of the Code (the “ERP 401(k) Plan”) and shall take all action necessary and appropriate to extend coverage, effective as of the Merger Date (or as soon after that as is possible), to the Transferred Employees as of the Merger Date. Transferred Employees shall be credited under the ERP 401(k) Plan, for eligibility and vesting purposes, with all their service credited by USL for the purposes of its 401(k) plan. USL shall provide ERP with all such information as is reasonably necessary for ERP to carry out its obligations under the foregoing sentence. ERP further agrees to establish an arrangement under which a Transferred Employee may provide for payroll withholding for the purpose of repaying any loan that is outstanding under the USL 401(k) plan as of the Merger Date.

          (b) Promptly after the ERP 401(k) Plan is formed, ERP shall provide USL with an opinion letter from Clifford Chance US LLP, or other counsel reasonably acceptable to USL, to the effect that the ERP 401(k) Plan satisfies the requirements for qualification and exemption under Sections 401(a) and 501(a) of the Internal Revenue Code.

          (c) As soon as practicable after the Merger Date, ERP shall accept a direct trustee-to-trustee transfer on behalf of the Transferred Employees from the trust maintained under the USL 401(k) plan to the trust under the ERP 401(k) Plan, including cash and participant loans. ERP shall establish accounts in ERP’s 401(k) Plan for the Transferred Employees for all transferred amounts. All account balances that are transferred from the USL 401(k) plan to the ERP 401(k) Plan will be fully vested, and therefore no vesting schedule will apply to those transferred amounts under the ERP 401(k) Plan.

          (d) As promptly as practicable after the date of this Agreement, ERP shall create group health, life and disability insurance plans, and shall take all action necessary and appropriate to extend coverage to the Transferred Employees and their eligible dependents under those plans. ERP shall cause such plans that are group health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to the Transferred Employees and their eligible dependents, other than exclusions or waiting periods that are already in effect under the corresponding USL plans with respect to such individuals that have not been satisfied as of the Merger Date, and (ii) to provide each Transferred Employee and his or her eligible dependents with credit for any co-payments and deductibles paid by them under the corresponding benefit plans of USL during the portion of the applicable plan year prior to the Merger Date.

          (e) ERP will continue the paid time off (“PTO”) hours of each Transferred Employee that were accrued at USL, but not used, at the Merger Date, and ERP will permit each Transferred Employees to use or apply those PTO hours to the same extent and on the same terms that they could have been used or applied with regard to USL at the Merger Date.

          (f) All accrued service credit of a Transferred Employee with USL (and any entity affiliated with USL under Section 414(b), (c), (m) or (o) of the Code) shall be recognized by ERP for all purposes under the employee benefit plans that it maintains which cover the Transferred Employees, including, without limitation, health and retirement plans, as well as for paid time off entitlements.

          (g) USL and ERP shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Paragraph 9.2.

ARTICLE 10

TERMINATION

     10.1    Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual consent of ERP and USL.

          (b) By either ERP or USL if, without fault of the terminating party, the Closing does not occur on or before August 15, 2003.

          (c) By ERP if (i) it is determined that any of the representations and warranties of USL, LP and MBO contained in this Agreement was not complete and accurate in all material respects (or that any of the representations and warranties of USL, LP and MBO that is limited to items that are material or is qualified as to absence of a Material Adverse Effect was not true and correct in all respects) on the date of this Agreement, (ii) any of the conditions in Paragraph

8.1 is not satisfied or waived by ERP prior to or on the Merger Date, or (iii) a voluntary or involuntary case is brought by or against, any of USL, LP or MBO, as a debtor, under the Bankruptcy Code or any state insolvency law.

          (d) By USL if (i) it is determined that any of the representations and warranties of ERP contained in this Agreement was not complete and accurate in all material respects (or that any of the representations and warranties of ERP that is limited to items that are material or is qualified as to absence of a Material Adverse Effect was not true and correct in all respects) on the date of this Agreement or (ii) any of the conditions in Paragraph 8.2 is not satisfied or waived by USL prior to or on the Merger Date.

          (e) By USL if (i) USL has entered into a definitive agreement with a Potential Acquiror to acquire (x) the Acquired Companies or the Businesses in their entirety, or (y) any of the Businesses individually, or (z) USL or substantially all its assets (a “Preferred Agreement”), (ii) before USL entered into the Preferred Agreement, USL gave ERP at least 10 business days’ prior notice (A) of the terms of the transaction that is the subject of the Preferred Agreement (the “Preferred Transaction”), including the value of what the purchaser proposes to pay in the Preferred Transaction (valuing non-cash consideration at its fair value as determined in good faith by USL’s Board and treating any of USL’s secured bank debt that will remain outstanding after the purchase as part of the value of what the purchaser proposes to pay), and (B) that unless ERP makes a Matching Amendment to this Agreement, this Agreement will terminate, (iii) ERP did not agree within 10 business days after it received the notice to make a Matching Amendment and (iv) USL has paid ERP $2,000,000 (or such greater amount as is 3% of the sum of the Combined Transaction Prices).

          (f) A “Matching Amendment” is :

               (i)    if the Preferred Transaction is an acquisition of all the Acquired Companies or all the Businesses, an amendment to this Agreement increasing the total amount of the Merger Prices and the Partnership Purchase Price (the “Total Transaction Price”) by an amount at least equal to the amount by which the value of what the purchaser proposes to pay, as specified in the notice from USL, exceeds $68,000,000;

               (ii)    if the Preferred Transaction is an acquisition of one of the Acquired Companies or one of the Businesses, an amendment to this Agreement increasing the Total Transaction Price by an amount at least equal to the amount by which the value of what the purchaser proposes to pay, as specified in the notice from USL, exceeds the sum shown on Schedule 10.1-F as the portion of the Total Transaction Price allocated to that Acquired Company (treating the Parallel Companies as a single Acquired Company) or to that Business; and

               (iii)    if the Preferred Transaction is an acquisition of USL or substantially all its assets, an agreement to purchase USL or substantially all its assets for a purchase price at least equal to the value of what the purchaser proposes to pay in the Preferred Transaction, as specified in the notice from USL.

          (g) A notice that this Agreement will terminate given pursuant to clause (ii) of subparagraph (e) will be irrevocable, unless ERP consents in writing to its being withdrawn by the USL, and will result in this Agreement’s terminating when all the conditions specified in clauses (i) through (iv) of subparagraph (e) have been fulfilled, or on such earlier date as ERP may designate (in which case USL will continue, after this Agreement terminates, to be obligated to make the payments and provide the agreement described in clause (iv) of subparagraph (e), to the extent it has not already done so). When USL delivers a notice of the type of described in clause (ii) of subparagraph (e), ERP’s obligations under Paragraphs 7.2, 7.4 and 9.2 will terminate.

     10.2    Manner of Terminating Agreement If at any time USL or ERP has the right under Paragraph 10.1, other than under Paragraph 10.1(e), to terminate this Agreement, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement. Termination under Paragraph 10.1(e) must take place in the manner provided in that Paragraph.

     10.3    Effect of Termination. If this Agreement is terminated pursuant to Paragraph 10.1, after this Agreement is terminated, no party will have any further rights or obligations under this Agreement, except as provided in Paragraph 10.1(e) with regard to a termination under that subparagraph. Nothing contained in this Paragraph will, however, relieve any party of liability for any breach of this Agreement that occurs before this Agreement is terminated.

ARTICLE 11

REPLACEMENT OF USL CREDIT SUPPORT

     11.1    ERP Obligation to Replace Credit Support. As promptly as practicable after the Closing, but in no event later than 45 days after the Merger Date, ERP will replace all (i) letters of credit or (ii) other forms of financial security provided by USL supporting closure, performance and permit related bonds required to enable the Acquired Companies to obtain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses, and (iii) all other credit support provided by USL for the benefit of the Acquired Companies that is listed on Schedule 11.1, with letters of credit or other forms of financial security or credit support (including, but not limited to, closure, performance and permit related bonds required to enable the Acquired Companies to obtain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses) regarding which neither USL nor any entity that is a subsidiary of USL after the

Mergers and the transactions at the Closing has any actual or contingent liability and which are not collateralized by any assets of USL or any of those subsidiaries.

ARTICLE 12

INDEMNIFICATION

     12.1    USL Indemnifications USL will pay, or reimburse the Acquired Companies and their subsidiaries for, and USL indemnifies ERP, each of the Acquired Companies and each of their subsidiaries against and agrees to hold each of them harmless from, all liabilities, costs and expenses incurred with regard to (i) suits by stockholders of USL, (ii) investigations by the Securities and Exchange Commission or state securities regulators relating to USL or its securities, (iii) claims or suits by persons from whom USL acquired companies or businesses (including the Acquired Companies and the Businesses) relating to USL’s obligations to pay the purchase prices of those companies or businesses or otherwise relating to USL’s purchases of those companies or businesses, other than the acquisition of assets of Safari Environmental Management Services LLC (“Safari”) under a Warranty Bill of Sale dated as of September 21, 2000 executed by Romic and Safari, (iv) claims or liabilities that were insured against by Reliance Insurance Company, (v) liabilities related to the threatened lawsuit described on Schedule 12.1, and (vi) liabilities for Taxes due from USL or its current or former subsidiaries (including MBO and LP), other than Taxes attributable to the Acquired Companies or their subsidiaries.

     12.2    ERP Indemnifications. ERP indemnifies USL and each of its subsidiaries against, and agrees to hold each of them harmless from, all liabilities, costs and expenses incurred with regard to obligations that arise after the Merger Date (and did not exist before the Closing Date) with regard to (i) closure, performance and permit related bonds required to enable the Acquired Companies to obtain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses, (ii) letters of credit or other forms of financial security supporting closure, performance and permit related bonds required to enable the Acquired Companies to obtain required licenses and permits, or otherwise required, in order to enable the Acquired Companies to operate the Businesses or (iii) other credit support provided by USL for the benefit of the Acquired Companies that is listed on Schedule 11.1.

     12.3    No Other Remedies. The indemnifications in Articles 12 and 13 will be the sole and exclusive remedy of the parties under this Agreement after the Mergers and the transactions at the Closing have been completed with respect to the transactions contemplated by this Agreement.

ARTICLE 13

ABSENCE OF BROKERS

     13.1    Representations and Warranties Regarding Brokers and Others. ERP and USL each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions that are the subject of this Agreement, except that Rodman & Renshaw acted as financial advisor to ERP and Jeffries & Company, Inc. acted as a broker and financial advisor to USL, LP and MBO. All fees of Rodman & Renshaw will be paid by ERP and all fees of Jeffries & Company, Inc. will be paid by USL. ERP and USL each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party (or as to USL, rendered to LP or MBO) in connection with the transactions which are the subject of this Agreement.

ARTICLE 14

AGREEMENT NOT TO COMPETE

     14.1    USL Agreement Not to Compete. During the period of forty-two months after the Merger Date, USL will not, directly or indirectly through subsidiaries or otherwise, engage in any business activities in which any of the Acquired Companies or any of their subsidiaries is engaged at the Merger Date in any geographic area in which that Acquired Company or subsidiary is engaged in those business activities at the date of this Agreement. For the purposes of this Paragraph 14.1, the geographic area in which an Acquired Company or subsidiary is engaged in a business activity will include the entire area within 200 miles of any processing facility operated by that Acquired Company or subsidiary. This paragraph will not prevent USL, directly or through subsidiaries, from (i) becoming the passive owner of not more than 5% of the outstanding stock or other equity interests of a publicly traded company that is engaged in activities of the type described above, (ii) acquiring a company that generates less than 25% of its total revenues at the time it is acquired from treating general non-hazardous waste in locations that may compete with Romic, but that does not have a processing facility within 200 miles of any processing facility being operated by Romic at the date of this Agreement, or (iii) entering into a national contract for treatment of hazardous or non-hazardous waste (other than a contract relating primarily to processing of oilfields waste or beverage recycling), if it enters into subcontracts or other arrangements under which ERP subsidiaries will treat all waste that is the subject of the national contract, is generated within 200 miles of any processing facility operated by an ERP subsidiary, and can be processed by the ERP subsidiary at that processing facility, except that USL or its subsidiary need not enter into a subcontract or other arrangement with an ERP subsidiary if (A) a processor that is not related to USL offers to treat the waste that is generated within some or all of those areas for a price that is lower than that offered by the ERP subsidiary and the ERP subsidiary elects not to match that lower price within those areas, or (B) the ERP subsidiary elects not to enter into a subcontract or arrangement with regard to the waste that is the subject of the national contract. In addition, nothing in this Paragraph will prevent Royal Recycling from entering into and fulfilling its obligations under the agreement with Parallel Kentucky described in Paragraph 8.1(h).

ARTICLE 15

GENERAL

     15.1    Expenses. ERP and USL will each pay its own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and disbursements. USL will pay all filing fees related to filings under the HSR Act or other antitrust laws. ERP will pay all filing fees relating to applications for approvals of governmental agencies that have issued licenses or permits to any of the Acquired Companies.

     15.2    Access to Properties, Books and Records. From the date of this Agreement until earlier of the Merger Date or the time this Agreement is terminated in accordance with Article 10, USL will, and will cause each of its subsidiaries (including each of the Acquired Companies and each of their subsidiaries) to give representatives of ERP and of any potential sources of debt or equity financing to ERP, full access during normal business hours to all of their respective properties, books and records and to knowledgeable personnel of USL and its subsidiaries. The Confidentiality Agreement dated February 24, 2003 between USL and Three Cities Research, Inc. will remain in effect until after the Closing, and will bind each of the parties to this Agreement to the same extent as though they had been parties to that Confidentiality Agreement.

          (b) After the Closing, ERP will provide USL with access to the books and records of the Acquired Companies and their subsidiaries, and to knowledgeable personnel of the Acquired Companies, during normal business hours in connection with (i) the preparation of financial statements by USL or its affiliates, (ii) the preparation of Tax Returns by USL, and (iii) for other purposes reasonably requested by USL.

          (c) After the Closing, USL will, and will cause its affiliates to, provide ERP with access to their books and records relating to the Acquired Companies and their subsidiaries, or otherwise relating to the Businesses, and to knowledgeable personnel of USL, during normal business hours in connection with the preparation of Tax Returns by ERP or its affiliates or audits of Tax Returns of ERP or its affiliates.

     15.3    Press Releases. ERP and USL will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party or any affiliate of either party from making any statement that is required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

     15.4    Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among ERP, USL and the other parties to this Agreement relating to the transactions that are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between ERP and USL (including a Term Sheet dated June 13, 2003) are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

     15.5    Effect of Disclosures. Any information disclosed by a party in connection with any representation or warranty contained in this Agreement (including any exhibit or schedule to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

     15.6    Benefit of Agreement. This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. This Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

     15.7    Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

     15.8    Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that ERP may assign all or portions of its rights and obligations under this Agreement to corporations or other entities that are directly or indirectly majority owned by ERP or by persons or entities who or which, at the time of the assignment, own all the outstanding shares of ERP, if ERP unconditionally guarantees that each entity to which ERP’s rights and obligations are assigned will perform fully all ERP’s obligations under this Agreement, the Transition Service Agreement and any other agreements entered into by that entity in accordance with this Agreement.

     15.9    Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

     If to USL, LP or MB0:

U S Liquids, Inc. 411 N. Sam Houston Parkway East

Suite 400 Houston, Texas 77060-3545 Attention: Gary Van Rooyan Facsimile No.: 281-272-4545

     with a copy to:

Guy Young Haynes and Boone, LLP 1000 Louisiana Street, Suite 4300 Houston, Texas 77002-5012 Facsimile No.: 713-236-5699

     If to ERP:

ERP Environmental Services, Inc. c/o Three Cities Research, Inc. 650 Madison Avenue New York, NY 10022 Attention: J. William Uhrig Facsimile No.: 212-980-1142

with a copy to:
David W. Bernstein, Esq. Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Facsimile No.: 212-878-8375

     15.10    Governing Law. (a) This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of any other jurisdiction.

          (b) Each of the parties to this Agreement agrees that any action or proceeding relating to this Agreement or the transactions contemplated by it may be brought in any Federal or state court sitting in the State of Delaware in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or otherwise (except that nothing in this subparagraph will prevent a party from removing an action from a Delaware state court to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

     15.11    Amendments. This Agreement may be amended by, but only by, a document in writing signed by both ERP and USL.

     15.12    Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties to this Agreement all have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

ERP ENVIRONMENTAL SERVICES, INC.		U S LIQUIDS INC.

By:		By:

	J.William Uhrig		William DeArman
	President		Chairman and Chief Executive
Officer

RET ACQUISITION CORPORATION		U S LIQUIDS LP HOLDING CO.

By:		By:

	J.William Uhrig		John Miklich
	President		President

PKY ACQUISITION CORPORATION		MBO, INC.

By:		By:

	J.William Uhrig		John Miklich
	President		President

PCA ACQUISITION CORPORATION		ROMIC ENVIRONMENTAL TECHNOLOGIES, INC.

By:		By:

	J.William Uhrig		John Miklich
	President		President

PARALLEL PRODUCTS OF KENTUCKY, INC.		USL PARALLEL PRODUCTS OF CALIFORNIA, INC.

By:		By:

	J.William Uhrig		John Miklich
	President		President

ARTICLE 1 THE MERGERS	1
1.1 Agreement to Effect Mergers	1
1.2 The Romic Merger	1
1.3 The Parallel Kentucky Merger	3
1.4 The Parallel California Merger	5
1.5 Stockholder’s Consents	8
1.6 Waiver of Right to Dissent	8
ARTICLE 2 TIME OF MERGERS	8
2.1 Date of the Mergers	8
2.2 Execution of Certificates of Merger	8
2.3 Effective Time of the Mergers	9
2.4 Payment of Merger Prices	9
PURCHASE OF PARTNERSHIP INTERESTS	9
3.1 Purchase of Partnership Interests	9
3.2 Purchase Price	9
3.3 Stockholder’s Consents	10
4.1 Time and Place of Closing	10
4.2 USL’s Actions at Closing	10
4.4 MBO’s Actions at Closing	12
4.5 ERP’s Actions at Closing	13
ARTICLE 5 ADJUSTMENT TO PRICES	15
5.1 Merger Date Balance Sheet	15
5.2 Price Adjustment	17
5.4 Payment Assurances	18
ARTICLE 6 REPRESENTATIONS AND WARRANTIES	18
6.1 Representations and Warranties of the Companies	18
6.2 ERP’s Representations and Warranties	31
6.3 Modifications of Schedules and Notice of Developments	32
6.4 Termination of Representations and Warranties	32
ARTICLE 7 ACTIONS PRIOR TO THE CLOSING	32
7.1 Activities Until Merger Date	33
7.2 HSR Act Filings	34
7.3 Seller’s Efforts to Fulfill Conditions	35
7.4 Buyer’s Efforts to Fulfill Conditions	35

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